UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

LUBY’S, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
PARCHE, LLC
RCG ENTERPRISE, LTD
RCG STARBOARD ADVISORS, LLC
RAMIUS CAPITAL GROUP, L.L.C.
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
STEPHEN FARRAR
WILLIAM J. FOX
BRION G. GRUBE
MATTHEW Q. PANNEK
JEFFREY C. SMITH
GAVIN MOLINELLI

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

On November 30, 2007, Starboard Value and Opportunity Master Fund Ltd. (“Starboard”), an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2008 annual meeting of shareholders of Luby’s, Inc., a Delaware corporation (the “Company”).

Item 1:  On December 21, 2007, Starboard issued the following press release:

RAMIUS CAPITAL SENDS OPEN LETTER TO SHAREHOLDERS OF LUBY’S

Cites Difficulties in the Current Restaurant Environment, Luby’s Continued Struggles, and the Need for Relevant Industry Experience on the Board

Urges Shareholders to Vote for Ramius’ Independent Nominees Who Have Ideas on Strategic Initiatives to Improve Luby’s Operations and Are Committed to Improving Board Oversight

New York – December 21, 2007– Starboard Value and Opportunity Master Fund Ltd., an affiliate of RCG Starboard Advisors, LLC and Ramius Capital Group, L.L.C. (collectively, “Ramius”), today issued an open letter to all shareholders of Luby’s Inc. (“Luby’s” or the “Company”) (NYSE: LUB) in which Ramius discusses the Company’s need for highly qualified, independent board members who will represent shareholders’ best interests.

The letter notes that Luby’s operating results have struggled amid difficult conditions in the restaurant industry.  The letter also states that Luby’s is currently undergoing an expansion strategy where industry expertise will be crucial to the Company’s future success, yet, the current directors’ have limited relevant experience.

Ramius Partner Jeffrey Smith stated, “Luby’s nominees have limited to no restaurant experience and are not the best choice to oversee the Company during this difficult period.  With Luby’s management team splitting its time between Luby’s and Pappas Restaurants, and a new growth phase about to be implemented at the Company, Luby’s needs an experienced board with industry knowledge and insight to assist management now more than ever.”

Mr. Smith added, “Ramius’ independent nominees have successful and proven track records with significant restaurant and corporate finance expertise.  Shareholders deserve a board comprised of knowledgeable, experienced and truly independent directors who are committed to improving Luby’s and ensuring that the Company is run for the best interest of all shareholders.”

The full text of the letter follows:

December 20, 2007

Dear Fellow Luby’s Shareholder:

VOTE FOR HIGHLY QUALIFIED, INDEPENDENT NOMINEES WHO WILL REPRESENT SHAREHOLDERS’ BEST INTERESTS ON THE LUBY’S BOARD

SIGN, DATE, AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY

We are seeking your support to elect four highly qualified and experienced restaurant and corporate finance executives to the Board of Directors of Luby’s at the January 15, 2008 annual meeting.  If elected, Stephen Farrar, William J. Fox, Brion Grube, and Matthew Q. Pannek will work to ensure that Luby’s is run for the benefit of all shareholders.

THE RESTAURANT INDUSTRY IS CHANGING

The restaurant industry has dramatically changed over the last few years.  Pricing and menu strategies in several restaurant categories have converged in an effort to attract consumers who are feeling the effects of higher gas, utility, food, and mortgage costs.

LUBY’S IS NOT IMMUNE TO THESE CHANGES AND FACES MANY CHALLENGES AHEAD

•	Same store sales have declined for the last three quarters
•	Gross margins have declined by 160 basis points from Q4 2006 to Q4 2007
•	Food costs have increased
•	Payroll costs are increasing as the minimum wage rises, potentially squeezing operating margins going forward
•	Operating margins at Luby’s are significantly below those of its peers

A NEW GROWTH PLAN IS EMERGING IN THE FACE OF THESE CHALLENGES

•	Luby’s is aiming to open 45-50 new restaurants over the next five years
•	The Company has opened only one new restaurant in the past seven years
•	In 2005, management assured investors that the Company would open two new restaurants by 2007; only one was opened
•
The Company is targeting to open approximately four to six new restaurants next year but has yet to begin building any of these restaurants.  We believe the new restaurant prototype is expensive to build and has design inefficiencies that will ultimately affect the restaurant’s return on investment and value to Luby’s shareholders

•	The most senior members of the management team run their own private restaurant company and have limited time to focus on Luby’s

LUBY’S NEEDS AN EXPERIENCED BOARD WITH INDUSTRY KNOWLEDGE AND INSIGHT TO ASSIST MANAGEMENT IN A CHALLENGING ENVIRONMENT

UNFORTUNATELY, LUBY’S CURRENT NON-MANAGEMENT DIRECTORS HAVE LIMITED TO NO RESTAURANT EXPERIENCE

Current Directors up for Re-Election to the Board:
•	Judith Craven – Retired President of the United Way of the Texas Gulf Coast
•	Arthur Emerson – Chairman and CEO of GRE Creative Communications, a public relations firm
•	Frank Markantonis – Attorney whose principal client is Pappas Restaurants
•	Gasper Mir, III – Owner of a public accounting firm

Other Current Non-Management Directors:
•	Jill Griffin – Principal of the Griffin Group, a research firm that specializes in customer loyalty
•	J.S.B. Jennings – President and CEO of Tandy Brands, a designer and manufacturer of fashion accessories
•	Joe McKinney – Vice-Chairman of Broadway National Bank, a locally owned San Antonio-based bank
•	Jim W. Woliver – Former Senior Vice President of Luby’s

OUR NOMINEES BRING RELEVANT EXPERTISE THAT WILL HELP MANAGEMENT AND THE BOARD NAVIGATE THROUGH DIFFICULT CHALLENGES AND AVOID MISTAKES

•	Our nominees have a combined 73 years of experience in the quick service restaurants (QSR), fast casual, and casual segments
•	Our nominees bring expertise in the following areas:
o	Brand and concept development;
o	Strategies to optimize operations;
o	Real estate site selection and site construction;
o	Operating turnarounds;
o	Corporate finance; and
o	Corporate governance.

Our nominees are well regarded industry experts with one common goal - representing the best interests of all shareholders in order to maximize the long-term value of Luby’s.

OUR NOMINEES HAVE A SUCCESSFUL AND PROVEN TRACK RECORD

Stephen Farrar:
•
Creator of the Super Value Menu (now known as the Dollar Menu), Service Excellence, and Late Night initiatives at Wendy’s which added more than $500,000 to average unit volumes and were later adopted by the entire QSR industry

•	Instrumental in developing senior management talent and building out new stores
•	Inducted into the Wendy’s Hall of Fame in 1999

Bill Fox:
•
Financial expert with 30 years experience in leadership roles on public boards, including serving as Chairman of the audit committees of five public companies and overseeing auditor relationships with each of the Big 4 accounting firms

Brion Grube:
•	Turned around both Wendy’s International Division and Canada Division and returned both segments to profitability (the first time either of these segments were ever profitable)
o	Developed 170 new restaurants in Canada and doubled the size of the franchise community, and received the Canadian Franchise Award of Excellence in 1997 and 1999
•
Brought in to be President and CEO of Café Express in order to develop and implement a strategic plan, and became President and CEO of Baja Fresh with a mandate to evaluate strategic alternatives of a struggling concept (after both concepts were already acquired by a different management under Wendy’s)

•	Inducted into the Wendy’s Hall of Fame in 2004

Matt Pannek:
•	Promoted to President and CEO of Fuddruckers and Koo Koo Brands from CFO to fix operations and return Company to profitability
o
Successfully executed a turnaround as the Company was near bankruptcy by significantly improving EBITDA margins, closing a successful refinancing, instituting a franchise centric organization, and implementing a new branding and marketing strategy which drastically reduced marketing expense

DO NOT BE MISLED

Although the Company would have you believe that this campaign is about quickly re-leveraging the balance sheet through sale / leaseback transactions in order to provide a short-term return to shareholders, we assure you that could not be further from the truth.  In fact, our nominees have well-developed ideas for strategic initiatives in the following areas:

•	Branding and marketing;
•	Same store sales growth initiatives;
•	Restaurant unit economics to improve margins and returns;
•	Real estate and new store development;
•	Long-term succession planning; and
•	Corporate governance.

We firmly believe that with a board comprised of highly qualified and experienced individuals, Luby’s will be best positioned for success.  Our nominees, if elected, will help to steer Luby’s through these difficult times, help to grow sales, work to increase profitability, expand the store base, and improve the brand and customer experience.

Shareholders deserve a board comprised of knowledgeable, experienced, and truly independent directors who are committed to working in a productive manner with the other Luby’s directors to ensure that the Company is run for the best interest of ALL shareholders.

We urge you to sign, date, and return the enclosed GOLD proxy card today with a vote FOR our nominees.  If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll free at 1-877-800-5185.

For more information about this election contest, please visit: www.shareholdersforlubys.com.

We thank you for your support.

/s/ Jeffrey C. Smith
Jeffrey C. Smith
Partner, Ramius Capital Group, L.L.C.

# # #

About Ramius Capital Group, L.L.C.

Ramius Capital Group is a registered investment advisor that manages assets of approximately $9.6 billion in a variety of alternative investment strategies. Ramius Capital Group is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

On November 30, 2007, Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2008 annual meeting of shareholders of Luby’s, Inc., a Delaware corporation (the “Company”).

RAMIUS CAPITAL ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION.  THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER:  (877) 800-5185.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd., a Cayman Islands exempted company  (“Starboard”), Parche, LLC, a Delaware limited liability company (“Parche”), RCG Enterprise, Ltd, a Cayman Islands exempted company (“RCG Enterprise”), RCG Starboard Advisors, LLC, a Delaware limited liability company (“RCG Starboard”), Ramius Capital Group, L.L.C., a Delaware limited liability company (“Ramius Capital”), C4S & Co., L.L.C., a Delaware limited liability company (“C4S”), Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Jeffrey M. Solomon, Stephen Farrar, William J. Fox, Brion G. Grube, Matthew Q. Pannek, Jeffrey C. Smith and Gavin Molinelli  (the “Participants”).

As of December 20, 2007, Starboard beneficially owned 1,778,616 shares of Common Stock of the Company and Parche beneficially owned 338,784 shares of Common Stock of the Company. As the sole non-managing member of Parche and owner of all economic interests therein, RCG Enterprise is deemed to beneficially own the 338,784 shares of Common Stock of the Company owned by Parche. As the investment manager of Starboard and the managing member of Parche, RCG Starboard Advisors is deemed to beneficially own the 1,778,616 shares of Common Stock of the Company owned by Starboard and the 338,784 shares of Common Stock of the Company owned by Parche. As the sole member of RCG Starboard Advisors, Ramius Capital is deemed to beneficially own the 1,778,616 shares of Common Stock of the Company owned by Starboard and the 338,784 shares of Common Stock of the Company owned by Parche. As the managing member of Ramius Capital, C4S is deemed to beneficially own the 1,778,616 shares of Common Stock of the Company owned by Starboard and the 338,784 shares of Common Stock of the Company owned by Parche. As the managing members of C4S, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon is deemed to beneficially own the 1,778,616 shares of Common Stock of the Company owned by Starboard and the 338,784 shares of Common Stock of the Company owned by Parche. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such shares of Common Stock of the Company except to the extent of their pecuniary interest therein. As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, Messrs. Farrar, Fox, Grube, Pannek, Smith and Molinelli are deemed to beneficially own the 1,778,616 shares of Common Stock of the Company owned by Starboard and the 338,784 shares of Common Stock of the Company owned by Parche. Messrs. Farrar, Fox, Grube, Pannek, Smith and Molinelli each disclaim beneficial ownership of shares of Common Stock of the Company that they do not directly own.

Contact:

Media & Shareholders:
Sard Verbinnen & Co.
Dan Gagnier or Renée Soto, 212-687-8080